Item 7 ( c ).   Exhibit 99.1

CANTERBURY PARK

1100 Canterbury Road

Shakopee, MN  55379

CANTERBURY PARK HOLDING CORPORATION

ANNOUNCES FIRST QUARTER RESULTS

FOR IMMEDIATE RELEASE	CONTACT:	RANDY SAMPSON
May 15, 2003		(952) 496-6429

SHAKOPEE, MN - Canterbury Park Holding Corporation (AMEX-symbol:ECP) today announced results for the first quarter ending March 31, 2003.

The Company earned net income of $839,087 on revenues of $9,229,250 for the three months ended March 31, 2003, compared to net income of $931,038 on revenues of $8,947,223 for the same period in 2002.  Diluted earnings per share for the first quarter of 2003 were $.21 compared with $.24 for the same period last year.  Further results for the first three months of 2003 are outlined in the accompanying table.

Revenues for the quarter increased approximately $282,000, a 3.2% increase over the quarter ended March 31, 2002.  The increase in revenues is due to a 8.3% increase in Card Club revenues to $4.9 million, compared to $4.5 million for the same period in 2002, reflecting increased awareness and popularity of the Casino Games room. The increase in Card Club revenues was, however, partially offset by a 6.4% decrease in pari-mutuel revenues to $3.1 million, compared to $3.3 million for the same period in 2002, primarily due to the cancellation of numerous simulcast races because of severe winter weather experienced at other racetracks.  Operating expenses increased approximately $405,000, or 5.5% compared to the first quarter a year ago, reflecting greater operating costs in the Card Club because of increased business, as well as costs associated with intense legislative efforts to obtain additional gaming authorizations.

“The slight decline in first quarter net income was not entirely unexpected given our legislative efforts and the substantial related expenses incurred during this first quarter,” said Randall Sampson, Canterbury Park’s President.  “On the other hand, we are encouraged by the continued success and increasing popularity of the Card Club as evidenced by the fact that six of our ten biggest days since opening the Card Club occurred in the first quarter of 2003.  Also encouraging has been the progress of the “Racino” proposal to allow electronic gaming devices to be operated by the Minnesota State Lottery at the Racetrack.  Since the bill to authorize the Racino was introduced in the Minnesota House of Representatives on February 18, 2003, we have passed through three House committees and received approval on the House floor by a vote of 71 to 60.  In addition, several recent public opinion surveys by Twin Cities newspapers determined that a majority of Minnesotans support this Racino proposal and our market research shows a significant demand for a Racino development.  We are pleased with the progress of the bill, however, it is still hard to predict the outcome of the legislative debate, and there is no assurance that this bill or a similar bill will be enacted into law this year.”

Mr. Sampson continued, “We are looking forward to the upcoming 2003 live racing season, which begins on Friday, May 16.  Planned enhancements to the live racing experience for 2003 include the remodeling of our track level facility, creating more room for our patrons and better access to the betting windows; a new group sales area located in the grandstand to meet the growing demand for banquet services; and the addition of a new Mexican themed concessions area, offering our patrons a greater variety of food and beverage choices.  In addition, we have purchased a nearby RV park to provide housing for our horsemen, and anticipate another strong horse population which should offer our racing fans larger fields and better wagering opportunities.”

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only pari-mutuel horse racing facility.  The Company’s 63-day 2003 live race meet begins on May 16th and ends September 1, 2003.    The Company also operates Canterbury Card Club, the only facility in Minnesota given legislative authority to host “unbanked” card games.  Canterbury Card Club operates 24 hours a day, seven days a week, conducting poker, and a variety of unbanked card games.  In addition, the Company conducts year-round simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota.    For more information about the Company please visit us at www.canterburypark.com.

Cautionary Statement:  From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.  Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: fluctuations in attendance at the Racetrack, changes in the level of wagering by patrons, continued interest in the unbanked card games offered at the Card Club, legislative and regulatory changes, the impact of wagering products and technologies introduced by competitors; fluctuations in purse fund payments; upward pressure on salary and benefit expense; the general health of the gaming sector; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

NOTE:  Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S

SUMMARY OF OPERATING RESULTS

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002

Operating Revenues	$9,229,250	$8,947,223

Operating Expenses	$7,771,922	$7,367,117

Income from Operations	$1,457,328	$1,580,106

Non-Operating Income, net	$6,759	$1,293

Income before Income Tax Expense	$1,464,087	$1,581,399

Income Tax Expense	$625,000	$650,361

Net Income	$839,087	$931,038

Basic Net Income Per Common Share	$0.23	$0.26

Diluted Net Income Per Common Share	$0.21	$0.24